NORTHROP GRUMMAN CORPORATION
UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS
On June 6, 2018, Northrop Grumman Corporation (“Northrop Grumman” or the “Company”) completed its previously announced acquisition of Orbital ATK, Inc., a Delaware corporation (“Orbital ATK”), pursuant to the Agreement and Plan of Merger (the “Merger Agreement”), dated as of September 17, 2017, among the Company, Neptune Merger, Inc., a Delaware corporation and wholly owned subsidiary of the Company (“Merger Sub”), and Orbital ATK. Pursuant to the Merger Agreement, Merger Sub merged with and into Orbital ATK with Orbital ATK continuing as the surviving corporation in the Merger as a wholly owned subsidiary of the Company (the “Merger”). At the effective time of the Merger, each share of common stock, $0.01 par value, of Orbital ATK (the “Orbital ATK Shares”) issued and outstanding immediately prior to the effective time of the Merger were converted into the right to receive $134.50 in cash, without interest, which resulted in a purchase price of approximately $7.7 billion in cash. On the effective date of the Merger, Orbital ATK’s name was changed to Northrop Grumman Innovation Systems, Inc., which was established as a new, fourth business sector.
The unaudited pro forma condensed combined financial statements, which we refer to as the “unaudited pro forma financial statements,” presented herein are derived from the historical consolidated financial statements of Northrop Grumman and Orbital ATK. The unaudited pro forma financial statements present the historical financial statements of the combined company as if the Merger had been completed as of March 31, 2018 for purposes of the unaudited pro forma condensed combined statement of financial position and as of January 1, 2017 for purposes of the unaudited pro forma condensed combined statements of earnings. The historical consolidated financial information has been adjusted in the unaudited pro forma financial statements to give effect to pro forma events that are (i) directly attributable to the acquisition, (ii) factually supportable, and (iii) with respect to the statements of earnings, expected to have a continuing impact on the combined results.
The unaudited pro forma financial statements should be read in conjunction with (i) the accompanying notes to the unaudited pro forma financial statements; (ii) the historical financial statements of Northrop Grumman and the accompanying notes in Northrop Grumman’s Quarterly Report on Form 10-Q for the three months ended March 31, 2018 and Northrop Grumman's Annual Report on Form 10-K for the year ended December 31, 2017 and (iii) the historical financial statements of Orbital ATK and the accompanying notes in Orbital ATK’s Quarterly Report on Form 10-Q for the three months ended April 1, 2018 and Orbital ATK's Annual Report on Form 10-K for the year ended December 31, 2017.
The unaudited pro forma financial statements have been presented for informational purposes only. The pro forma information is not necessarily indicative of what the combined company’s financial position or results of operations would have been had the Merger been completed on or as of the dates indicated. In addition, the unaudited pro forma financial statements do not intend to project the future financial position or results of operations of the combined company. The actual financial position and results of operations may differ significantly from the pro forma amounts reflected herein due to a variety of factors.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF EARNINGS
FOR THE THREE MONTHS ENDED MARCH 31, 2018

	Historical		Pro Forma
			Note 2		Note 3		Note 6
$ in millions, except per share amounts	Northrop Grumman	Orbital ATK	Reclassification Adjustments	Ref	Accounting Policy Adjustments	Ref	Other Adjustments	Ref	Pro Forma Combined
Sales
Product	$4,289	$—	$1,177	a)	$—		$(46)	j)	$5,420
Service	2,446	—	135	a)	—		(1)	j)	2,580
Sales (1)	—	1,312	(1,312)	a)	—		—		—
Total sales	6,735	1,312	—		—		(47)		8,000
Operating costs and expenses
Product	3,265	—	920	b), e)			1	b), d), f), j)	4,186
Service	1,905	—	105	b)	—		3	b), d), f), j)	2,013
Cost of sales (1)	—	1,022	(1,022)	b)	—		—		—
General and administrative expenses	711	74	62	c), d)	—		—		847
Research and development	—	34	(34)	c)	—		—		—
Selling	—	28	(28)	d)	—		—		—
Operating income	854	154	(3)		—		(51)		954
Other income (expense)
Interest expense	(143)	(17)	—		—		—		(160)
Net FAS (non-service) pension benefit (expense)	120	(15)	—		—		31	m)	136
Other, net	40	—	—		—		—	m)	40
Earnings before income taxes	871	122	(3)		—		(20)		970
Income tax expense	132	21	(3)	e)	—		(4)	k)	146
Net earnings	$739	$101	$—		$—		$(16)		$824

Basic earnings per share	$4.24	$1.76	$—		$—		$—		$4.73
Weighted-average common shares outstanding, in millions	174.3	57	—		—		(57)	l)	174.3

Diluted earnings per share	$4.21	$1.74	$—		$—		$—		$4.70
Weighted-average diluted shares outstanding, in millions	175.4	58	—		—		(58)	l)	175.4
(1) Legacy Orbital ATK sales and cost of sales were not classified between product and service.
The accompanying notes are an integral part of these unaudited pro forma financial statements.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF EARNINGS
FOR THE YEAR ENDED DECEMBER 31, 2017

	Historical		Pro Forma
			Note 2		Note 3		Note 6
$ in millions, except per share amounts	Northrop Grumman	Orbital ATK	Reclassification Adjustments	Ref	Accounting Policy Adjustments	Ref	Other Adjustments	Ref	Pro Forma Combined
Sales
Product	$16,038	$—	$4,258	a)	$347	c)	$(152)	j)	$20,491
Service	9,765	—	506	a)	(125)	c)	(3)	j)	10,143
Sales (1)	—	4,764	(4,764)	a)	—		—		—
Total sales	25,803	4,764	—		222		(155)		30,634
Operating costs and expenses
Product	12,271	—	3,323	b), e)	201	c)	63	b), d), f), j), m)	15,858
Service	7,578	—	381	b)	(59)	c)	6	b), d), f), j)	7,906
Cost of sales (1)	—	3,699	(3,699)	b)	—		—		—
General and administrative expenses	2,655	306	230	c), d)	57	c)	—		3,248
Research and development	—	115	(115)	c)	—		—		—
Selling	—	115	(115)	d)	—		—		—
Operating income	3,299	529	(5)		23		(224)		3,622
Other (expense) income
Interest expense	(360)	(67)	—		—		(208)	h)	(635)
Net FAS (non-service) pension (expense) benefit	—	—	—		(96)	c)	113	m)	17
Other, net	110	—	—		20	c)	(4)	m)	126
Earnings before income taxes	3,049	462	(5)		(53)		(323)		3,130
Income tax expense	1,034	152	(5)	e)	(33)	c)	(113)	k)	1,035
Net earnings	$2,015	$310	$—		$(20)		$(210)		$2,095

Basic earnings per share	$11.55	$5.39	$—		$—		$—		$12.01
Weighted-average common shares outstanding, in millions	174.4	57	—		—		(57)	l)	174.4

Diluted earnings per share	$11.47	$5.34	$—		$—		$—		$11.93
Weighted-average diluted shares outstanding, in millions	175.6	58	—		—		(58)	l)	175.6
(1) Legacy Orbital ATK sales and cost of sales were not classified between product and service.
The accompanying notes are an integral part of these unaudited pro forma financial statements.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF FINANCIAL POSITION
AS OF MARCH 31, 2018

	Historical		Pro Forma
			Note 2		Note 3		Note 6
$ in millions	Northrop Grumman	Orbital ATK	Reclassification Adjustments	Ref	Accounting Policy Adjustments	Ref	Other Adjustments	Ref	Pro Forma Combined
Assets
Cash and cash equivalents	$10,369	$59	$—		$—		$(7,742)	a)	$2,686
Accounts receivable, net	1,241	338	—		—		(21)	j)	1,558
Unbilled receivables, net	3,869	1,364	—		—		—		5,233
Inventoried costs, net	435	248	—		—		—		683
Prepaid expenses and other current assets	243	173	—		—		—		416
Total current assets	16,157	2,182	—		—		(7,763)		10,576
Property, plant and equipment, net of accumulated depreciation	4,285	967	—		—		510	b)	5,762
Goodwill	12,455	1,832	—		—		4,630	c)	18,917
Intangible assets, net	—	54	48	k)	—		1,251	d)	1,353
Deferred tax assets	474	222	—		—		(451)	e), g)	245
Other non-current assets	1,424	128	(48)	k)	8	a)	—		1,512
Total assets	$34,795	$5,385	$—		$8		$(1,823)		$38,365

Liabilities
Trade accounts payable	$1,395	$173	$334	i)	$—		$43	f), j)	$1,945
Accrued employee compensation	1,204	100	11	j)	—		—		1,315
Advance payments and amounts in excess of costs incurred	1,479	271	—		—		—		1,750
Other current liabilities	2,337	573	(160)	f), g), i), j)	6	b)	94	g), n)	2,850
Current portion of long-term debt	—	40	(40)	f)	—		—		—
Contract loss reserve	—	145	(145)	g)	—		—		—
Total current liabilities	6,415	1,302	—		6		137		7,860
Long-term debt, net of current portion	14,392	1,411	—		—		36	h)	15,839
Pension and other post-retirement benefit plan liabilities	5,362	678	—		(6)	b)	(115)	m)	5,919
Other non-current liabilities	946	109	11	h)	24	a)	—		1,090
Total liabilities	27,115	3,500	11		24		58		30,708

Shareholders’ equity
Preferred stock	—	—	—		—		—		—
Common stock	174	1	—		—		(1)	i)	174
Paid-in capital	—	2,163	—		—		(2,163)	i)	—
Retained earnings	13,205	1,335	—		(16)	a)	(1,342)	i)	13,182
Accumulated other comprehensive loss	(5,699)	(768)	—		—		768	i)	(5,699)
Common stock in treasury, at cost	—	(857)	—		—		857	i)	—
Total shareholders’ equity	7,680	1,874	—		(16)		(1,881)		7,657
Noncontrolling interest	—	11	(11)	h)	—		—		—
Total liabilities and shareholders’ equity	$34,795	$5,385	$—		$8		$(1,823)		$38,365
The accompanying notes are an integral part of these unaudited pro forma financial statements.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS
1.    BASIS OF PRESENTATION
The unaudited pro forma financial statements were prepared in accordance with Regulation S-X Article 11. The historical condensed consolidated financial statements of Northrop Grumman and Orbital ATK have been adjusted in the unaudited pro forma financial statements to give effect to events that are (i) directly attributable to the Merger, (ii) factually supportable and (iii) with respect to the pro forma condensed combined statement of earnings, expected to have a continuing impact on the combined results following the Merger.
The business combination was accounted for under the acquisition method of accounting in accordance with generally accepted accounting principles in the United States of America (“U.S. GAAP”). As the acquirer, Northrop Grumman has made certain adjustments to the historical book values of the assets and liabilities of Orbital ATK to reflect preliminary estimates of fair value necessary to prepare the unaudited pro forma financial statements, with the excess of the purchase price over the fair value of the net assets of Orbital ATK recorded as goodwill (refer to Note 5 for additional details). Additionally, Northrop Grumman has completed a review of Orbital ATK's accounting policies in order to identify any material pro forma adjustments necessary to conform to the Company's accounting policies (refer to Note 3 for further details).
The unaudited pro forma financial statements are based on available information and certain assumptions that Northrop Grumman management believes are reasonable. Amounts used in these unaudited pro forma financial statements may differ materially from the ultimate amounts once the Company has completed the detailed valuation analysis and calculations necessary to finalize the required purchase price allocations. Accordingly, the actual financial position and results of operations may differ materially from the pro forma amounts reflected herein.
The unaudited pro forma financial statements do not reflect the realization of any expected cost savings or other synergies from the Merger as a result of the integration of Northrop Grumman and Orbital ATK, nor do they reflect other planned cost savings initiatives following the completion of the Merger.
Northrop Grumman and Orbital ATK have a long-standing practice to establish actual interim closing dates using a “fiscal” calendar, in which the books are closed on a Friday and Sunday, respectively, near each quarter-end date in order to normalize the potentially disruptive effects of quarterly closings on business processes. Northrop Grumman's quarterly information is labeled using a calendar convention; that is, the first quarter is consistently labeled as ending on March 31, whereas Orbital ATK's quarterly information is labeled using the actual closing date. The unaudited pro forma financial statements included herein are labeled based on Northrop Grumman's convention. The pro forma condensed combined statement of earnings for the three months ended March 31, 2018 combines the historical results of Northrop Grumman for the three months ended March 31, 2018 and the historical results of Orbital ATK for the three months ended April 1, 2018, and the pro forma condensed combined statement of financial position combines the historical balance sheet of Northrop Grumman at March 31, 2018 and the historical balance sheet of Orbital ATK at April 1, 2018. This practice only affects interim periods as both Northrop Grumman's and Orbital ATK's fiscal years end on December 31.
Effective January 1, 2018, Northrop Grumman and Orbital ATK adopted Accounting Standards Codification (ASC) Topic 606, Revenue from Contracts with Customers, using the full retrospective and modified retrospective methods, respectively, and Accounting Standards Update (ASU) No. 2017-07, Compensation Retirement Benefits (Topic 715): Improving the Presentation of Net Periodic Pension Cost and Net Periodic Postretirement Benefit costs, using the retrospective method. The adoption of these standards is reflected in the historical financial statements of Northrop Grumman and Orbital ATK as of and for the three months ended March 31, 2018, but not reflected in the historical financial statements for the year ended December 31, 2017. While not directly attributable to the Merger, the Company has elected to include pro forma adjustments to reflect the impact of the adoption of these standards on the historical financial statements for the year ended December 31, 2017, as the Company believes it may be useful to investors and other users of these unaudited pro forma financial statements for comparability of results (refer to Note 3 for further details).
2.    RECLASSIFICATION ADJUSTMENTS
Certain material balances from the historical financial statements of Orbital ATK have been reclassified to conform its presentation to that of Northrop Grumman:
Unaudited Pro Forma Condensed Combined Statement of Earnings:

a)
Reclassification of Sales of $1.3 billion to Product sales ($1.2 billion) and Service sales ($135 million) for the three months ended March 31, 2018. Reclassification of Sales of $4.8 billion to Product sales ($4.3 billion) and Service sales ($506 million) for the year ended December 31, 2017.

b)
Reclassification of Cost of sales of $1.0 billion to Product cost of sales ($917 million) and Service cost of sales ($105 million) for the three months ended March 31, 2018. Reclassification of Cost of sales of $3.7 billion to Product cost of sales ($3.3 billion) and Service cost of sales ($381 million) for the year ended December 31, 2017.

c)
Reclassification of Research and development costs of $34 million for the three months ended March 31, 2018 and $115 million for the year ended December 31, 2017 to General and administrative expenses.

d)	Reclassification of Selling costs of $28 million for the three months ended March 31, 2018 and $115 million for the year ended December 31, 2017 to General and administrative expenses.

e)
Reclassification of state income taxes of $3 million for the three months ended March 31, 2018 and $5 million for the year ended December 31, 2017 from Income tax expense to Product cost of sales. Northrop Grumman includes state and local income taxes allocable to U.S. government contracts in operating costs and expenses in the statement of earnings, while Orbital ATK included these amounts in its provision for income taxes.

Unaudited Pro Forma Condensed Combined Statement of Financial Position:

f)	Reclassification of Current portion of long-term debt of $40 million as of March 31, 2018 to Other current liabilities.

g)	Reclassification of Contract loss reserve of $145 million as of March 31, 2018 to Other current liabilities.

h)
Reclassification of Noncontrolling interest of $11 million as of March 31, 2018 to Other non-current liabilities. Northrop Grumman presents noncontrolling interest in Other non-current liabilities due to the immateriality of this balance to the statement of financial position.

i)	Reclassification of amounts due to subcontractors of $334 million as of March 31, 2018 from Other current liabilities to Accounts payable.

j)	Reclassification of employee compensation related liabilities of $11 million as of March 31, 2018 from Other current liabilities to Accrued employee compensation.
Certain balances from the historical financial information of Northrop Grumman were reclassified into new financial statement line items in the unaudited pro forma financial statements. These balances were not considered material for separate presentation in the historical financial statements of Northrop Grumman:
Unaudited Pro Forma Condensed Combined Statement of Financial Position:

k)	Reclassification of intangible assets of $48 million as of March 31, 2018 from Other non-current assets to Intangible assets, net.
3. ACCOUNTING POLICY ADJUSTMENTS
The Company performed a review of Orbital ATK's accounting policies to identify material pro forma adjustments necessary to conform to the Company's accounting policies, as summarized below:

a)
Accounting for environmental remediation costs - Northrop Grumman typically projects environmental costs for up to 30 years in its calculation of accrued environmental liabilities, while Orbital ATK typically projected these costs for up to 15 years. Conformity of this policy resulted in an increase of $24 million to Other non-current liabilities, an increase of $8 million to Other non-current assets for deferred costs expected to be recoverable through overhead charges on our U.S. government contracts and a decrease of $16 million to Retained earnings.

b)
Accounting for retirement benefits - Northrop Grumman utilizes a two-year operating life cycle to classify the current and non-current portion of pension and other post-retirement benefit plan liabilities, while Orbital ATK utilized a one-year operating life cycle. Conformity of this policy resulted in a reclassification of $6 million from Pension and other post-retirement benefit plan liabilities to Other current liabilities in the statement of financial position as of March 31, 2018.

c)
Accounting standards updates - As described in Note 1, Northrop Grumman and Orbital ATK adopted ASC Topic 606 and ASU 2017-07 effective January 1, 2018. The adoption of these standards is reflected in the historical statements of earnings for the three months ended March 31, 2018, but not reflected in the historical statements of earnings for the year ended December 31, 2017. For comparability purposes, the Company has elected to include pro forma adjustments to reflect the impact of adoption of these standards on the historical statements of earnings for the year ended December 31, 2017 as summarized below:

	Year Ended December 31, 2017
	Effect of Adoption of
	ASC Topic 606	ASU 2017-07	ASC Topic 606	ASU 2017-07	Total Adjustment (c)
$ in millions	Northrop Grumman		Orbital ATK
Sales
Product	$326	$—	$21	$—	$347
Service	(125)	—	—	—	(125)
Total sales	201	—	21	—	222
Operating costs and expenses
Product	239	(18)	21	(41)	201
Service	(42)	(12)	—	(5)	(59)
General and administrative expenses	57	—	—	—	57
Operating income	(53)	30	—	46	23
Other income (expense)
Interest expense	—	—	—	—	—
Net FAS (non-service) pension expense	—	(44)	—	(52)	(96)
Other, net	—	14	—	6	20
Earnings before income taxes	(53)	—	—	—	(53)
Income tax benefit	(33)	—	—	—	(33)
Net earnings	$(20)	$—	$—	$—	$(20)
4.    FINANCING TRANSACTIONS
The Company financed the Merger and related fees and expenses with proceeds from its October 2017 debt issuance of $8.25 billion of unsecured senior notes and cash on hand. The October 2017 debt financing was comprised of the following:

•	$1.0 billion of 2.08 percent Senior Notes due 2020 (the “2020 Notes”),

•	$1.5 billion of 2.55 percent Senior Notes due 2022 (the “2022 Notes”),

•	$1.5 billion of 2.93 percent Senior Notes due 2025 (the “2025 Notes”),

•	$2.0 billion of 3.25 percent Senior Notes due 2028 (the “2028 Notes”) and

•	$2.25 billion of 4.03 percent Senior Notes due 2047 (the “2047 Notes”).
The Company refers to the 2020 Notes, 2022 Notes, 2025 Notes, 2028 Notes and 2047 Notes, together, as the “notes.” Interest on the notes is payable semi-annually in arrears. The notes are subject to an optional redemption, in whole at any time and in part from time to time at the company's discretion, prior to maturity at a redemption price equal to the greater of 100% of the principal amount of the notes to be redeemed or an applicable “make-whole” amount, plus accrued and unpaid interest. Refer to Note 6 for debt related pro forma adjustments reflected in these unaudited pro forma financial statements.
5.    PURCHASE PRICE AND PRELIMINARY PURCHASE PRICE ALLOCATION
The Company acquired Orbital ATK for a purchase price of $7.7 billion in cash, as summarized in the following table:

($ in millions, except per share amounts)	Purchase price
Shares of Orbital ATK common stock outstanding as of Merger date	57,562,152
Cash consideration per share of Orbital ATK common stock	$134.50
Total purchase price	$7,742

The Company performed a preliminary valuation of the fair market value of Orbital ATK's assets and liabilities. The following table summarizes the preliminary allocation of the purchase price noted above:

($ in millions)	As of March 31, 2018
Cash and cash equivalents	$59
Accounts receivable, net	338
Unbilled receivables, net	1,364
Inventoried costs, net	248
Other current assets	173
Property, plant and equipment	1,477
Goodwill	6,462
Intangible assets	1,305
Deferred tax assets	(229)
Other non-current assets	136
Total assets acquired	11,333
Trade accounts payable	(548)
Accrued employee compensation	(111)
Advance payments and amounts in excess of costs incurred	(271)
Below market contracts(1)	(155)
Other current liabilities	(358)
Long-term debt, net of current portion	(1,447)
Pension and other post-retirement benefit plan liabilities	(557)
Other non-current liabilities	(144)
Total liabilities assumed	(3,591)
Total purchase price	$7,742

(1)	Reflected in Other current liabilities in the unaudited pro forma condensed combined statement of financial position.
This preliminary purchase price allocation has been used to prepare pro forma adjustments in the unaudited pro forma financial statements (refer to Note 6). The amounts recorded for the assets acquired and liabilities assumed reflect management's initial assessment of fair value as of the Merger date. Determining the fair value of assets acquired and liabilities assumed requires significant judgment, including the amount and timing of expected future cash flows, long-term growth rates and discount rates. In some cases, the company used discounted cash flow analyses, which were based on our best estimate of future sales, earnings and cash flows after considering such factors as general market conditions, customer budgets, existing firm and future orders, changes in working capital, long term business plans and recent operating performance. Use of different estimates and judgments could yield materially different results.
The Company expects substantially to finalize its purchase price allocation by the end of 2018 after we have further analyzed and assessed a number of factors used in establishing the fair values of assets acquired and liabilities assumed as of the Merger date including, but not limited to, contractual and operational factors underlying the customer-related intangible assets and property, plant and equipment; and the assumptions underlying certain reserves, such as those for environmental and legal matters. The final fair value determination could result in material adjustments to the values presented in the preliminary purchase price allocation table above.
6.   OTHER ADJUSTMENTS
The pro forma adjustments are based on preliminary estimates and assumptions that are subject to change. The following adjustments have been reflected in the unaudited pro forma financial statements:
a) Cash and cash equivalents
Reflects a reduction to cash and cash equivalents for Northrop Grumman's cash consideration paid of $7.7 billion for the Merger. Refer to Note 5 for a calculation of the purchase price.
b) Property, plant and equipment and depreciation expense
Reflects a fair value adjustment to increase Orbital ATK's historical property, plant and equipment by $510 million as of March 31, 2018. A preliminary estimate of depreciation expense for these assets is reflected in the unaudited pro forma condensed combined statements of earnings generally using the double declining balance method for machinery and other equipment and the straight-line method for all other assets.

			Depreciation Expense
Asset	Estimated Fair Value	Estimated Useful Life in Years	Three Months Ended March 31, 2018	Year Ended December 31, 2017
Land and land improvements	$212	4(1)	$1	$3
Buildings and improvements	246	17	4	17
Machinery and other equipment	598	8	23	108
Leasehold improvements	101	10	2	10
Construction in progress	320	N/A	—	—
Total property, plant and equipment, at fair value	1,477		30	138
Historical property, plant and equipment	(967)		(30)	(118)
Pro forma adjustment	$510		$—	$20
	Product cost of sales		—	18
	Service cost of sales		—	2
(1) Land is not a depreciable asset. The noted estimated useful life relates to land improvements.
c) Goodwill
To record the preliminary value of goodwill related to the Merger ($6.5 billion) and to eliminate the historical goodwill of Orbital ATK ($1.8 billion). Refer to Note 5 for the calculation of recorded goodwill.
d) Intangible assets and amortization expense
Reflects the following: a $1.3 billion net increase to intangible assets to reflect our preliminary allocation of the purchase price to the fair value of Orbital ATK's intangible assets ($1.3 billion fair value, less $54 million historical book value). A preliminary estimate of amortization expense for these intangible assets is reflected in the unaudited pro forma condensed combined statements of earnings based on the pattern in which the future economic benefits of the intangible assets are expected to be consumed.

			Amortization Expense
Asset	Estimated Fair Value	Estimated Useful Life in Years	Three Months Ended March 31, 2018	Year Ended December 31, 2017
Customer contracts	$1,040	9	$60	$279
Commercial customer relationships	265	13	5	20
Total customer-related intangible assets	1,305		65	299
Historical intangible assets and amortization expense	(54)		(7)	(37)
Pro forma adjustments	$1,251		$58	$262
	Product cost of sales		52	235
	Service cost of sales		6	27
These preliminary estimates of fair value and amortization expense may differ materially from the final amounts determined once the necessary detailed valuation analysis is complete. Changes to the fair values of these assets could have a material impact on the unaudited pro forma financial statements and would also result in changes to goodwill and deferred tax liabilities. A 10 % change in the valuation of intangible assets would result in a corresponding increase or decrease in the balance of goodwill of approximately $98 million and amortization expense of approximately $7 million and $30 million for the three months ended March 31, 2018 and year ended December 31, 2017, respectively.

e) Deferred income taxes
Represents an adjustment to deferred income taxes, which was calculated using a blended U.S. federal and state statutory tax rate, multiplied by the fair value adjustments made to assets acquired and liabilities assumed, excluding goodwill, as calculated below:

($ in millions)	As of March 31, 2018
Fair value adjustment to increase property, plant and equipment (note b)	$510
Fair value adjustment to increase intangible assets (note d)	1,251
Fair value adjustment to record below market contracts (note n)	(155)
Fair value adjustment to increase long-term debt (note h)	(27)
Fair value adjustment to decrease pension and other post-retirement benefit plan liabilities (note m)	115
$1,694
Blended U.S. federal and state statutory tax rate	24.6%
Pro forma adjustment to deferred income taxes	$(417)
f) Transaction costs
Represents the elimination of nonrecurring transaction costs, including legal and advisory fees, directly attributable to the Merger of $7 million ($5 million from Product cost of sales and $2 million from Service cost of sales) for the three months ended March 31, 2018 and $57 million ($37 million from Product cost of sales and $20 million from Service costs of sales) for the year ended December 31, 2017 recorded in the historical financial statements of Northrop Grumman and Orbital ATK.
Additionally, the unaudited pro forma condensed combined statement of financial position reflects an adjustment to record $64 million of estimated transaction costs to be incurred by Northrop Grumman ($23 million) and Orbital ATK ($41 million) in connection with the Merger. This adjustment is reflected as a $64 million increase to Accounts payable.
g) Other current liabilities
Represents an adjustment to record $77 million of estimated equity award and retention bonus payments to be incurred by Orbital ATK in connection with the Merger. This adjustment is reflected as a $77 million increase to Other current liabilities.
Additionally, the Company recorded an adjustment to eliminate $138 million of Orbital ATK's historical contract loss reserves, along with $34 million of related deferred tax assets, associated with certain programs for which a below market contract liability was established (refer to note n) in our preliminary purchase price allocation (refer to note 5). This adjustment is reflected as a decrease to Other current liabilities and a decrease in Deferred tax assets.
h) Long-term debt and interest expense
As described in Note 4, Northrop Grumman financed the Merger by incurring $8.25 billion of unsecured senior notes and incurred $57 million in debt issuance costs on October 2017. The approximately $1.5 billion of Orbital ATK's long-term debt assumed was adjusted to fair value using observed trades or executable quotes and discounted cash flow methodology when observable prices were not available. Pro forma debt increases are as follows:

($ in millions)	As of March 31, 2018
Fair value adjustment of assumed Orbital ATK long-term debt	$27
Elimination of Orbital ATK's unamortized debt issuance costs	9
Total pro forma adjustment to long-term debt	$36
Interest expense and amortization of debt issuance costs have been included in the Company's historical financial statements since the date of issuance (October 12, 2017). The pro forma interest expense adjustment below represents additional interest expense and amortization of debt issuance costs from January 1 through October 11, 2017:

($ in millions)	Year Ended December 31, 2017
Additional interest expense on Northrop Grumman's long-term debt	$(203)
Additional amortization of Northrop Grumman's debt issuance costs	(5)
Total pro forma adjustment to interest expense	$(208)
i) Equity
To eliminate Orbital ATK's historical equity balances including common stock ($1 million), paid in capital ($2.2 billion), retained earnings ($1.3 billion), accumulated other comprehensive loss ($768 million) and common stock in treasury ($857 million).

Pro forma adjustments to retained earnings are as follows:

($ in millions)	As of March 31, 2018
Elimination of Orbital ATK's historical retained earnings	$(1,335)
To record impact of environmental remediation cost policy conformance (note 3)	16
To record Northrop Grumman's estimated transaction costs to be incurred (note g)	(23)
Total pro forma adjustment to retained earnings	$(1,342)
j) Intercompany transactions
As a result of the Merger, sales between Northrop Grumman and Orbital ATK are now considered intercompany transactions requiring elimination in consolidation. In the unaudited pro forma condensed combined statement of earnings, this adjustment represents the elimination of sales and operating costs and expenses between Northrop Grumman and Orbital ATK:

($ in millions)	Three Months Ended March 31, 2018	Year Ended December 31, 2017
Product sales	$(46)	$(152)
Service sales	(1)	(3)
Total sales	$(47)	$(155)

Product cost of sales	$(46)	$(152)
Service cost of sales	(1)	(3)
Total cost of sales	$(47)	$(155)
Adjustments to the unaudited pro forma condensed combined statement of financial position represent the elimination of intercompany accounts payable and accounts receivable of $21 million as of March 31, 2018.
k) Income tax expense
In December 2017, the Tax Cuts and Jobs Act (the “2017 Tax Act”) was enacted. Among its provisions, the 2017 Tax Act reduced the U.S. corporate income tax rate from 35% to 21% for tax years beginning after December 31, 2017. For financial reporting purposes, companies were required to record the effect of the change in tax law in the period of enactment. This required the remeasurement of deferred tax assets and liabilities at the tax rate expected to apply when the temporary differences are realized/settled. As a result of the change in tax law, Northrop Grumman and Orbital ATK recorded additional income tax expense of $300 million and $39 million with a corresponding decrease in net deferred tax assets, respectively. The effects of these unusual items have not been removed from the unaudited pro forma condensed combined statement of earnings as they are not directly attributable to the Merger.
Adjustments to income tax expense reflect the income tax effect of the pro forma adjustments, which were calculated using a 21% U.S. federal statutory tax rate for the three months ended March 31, 2018 and a 35% U.S. federal statutory tax rate for the year ended December 31, 2017, based on the federal statutory tax rate in effect in each respective period. The company did not reflect the state income tax effect of the pro forma adjustments as this amount would be allocable to U.S. government contracts in operating costs and expenses and would result in a corresponding amount in sales, with an immaterial impact on the statements of earnings. The effective tax rate of the combined company could be significantly different from what is presented in these unaudited pro forma financial statements for a variety of reasons, including post-acquisition activities.
l) Weighted-average shares outstanding
The number of weighted average common shares outstanding used to compute pro forma basic and diluted earnings per share are the same as the Northrop Grumman historical amounts.

m) Pension and other post-retirement benefit plan liabilities
Represents the elimination of Orbital ATK's historical amortization of net actuarial losses and prior service credits, and includes the impact of the revised pension and other post-retirement net periodic benefit cost as determined under Northrop Grumman's plan assumptions as follows:

$ in millions	Three Months Ended March 31, 2018	Year Ended December 31, 2017
Product cost of sales	$—	$(1)

Net FAS (non-service) pension benefit	31	113
Other, Net	—	(4)
Total pro forma adjustment	$31	$110
Additionally, the unaudited pro forma condensed combined statement of financial position reflects a fair value adjustment to decrease Orbital ATK's historical pension and other post-retirement benefit plan liabilities by $115 million as of March 31, 2018. This decrease to the book value of Orbital ATK's historical pension and other post-retirement benefit plan liabilities is based on a preliminary assessment performed by Northrop Grumman to determine a best estimate of its fair value on the acquisition date.
n) Below market contracts
Represents the recognition of a $155 million liability associated with below market contracts. Below market contracts represent liabilities on certain acquired programs where the expected costs at completion exceed the expected sales under contract. We measured these liabilities based on the estimated price to transfer the obligations to a market participant at the Merger date plus a reasonable profit margin. These liabilities will be reduced as the company incurs costs to complete its performance obligations on the underlying programs.